Exhibit 99.1

Contact: Henri Steenkamp
Saratoga Investment Corp.
212-906-7800

Roland Tomforde
Broadgate Consultants
212-232-2222

Saratoga Investment Corp. Announces Fiscal Second
Quarter 2023 Financial Results

NEW YORK, Oct. 04, 2022 (GLOBE NEWSWIRE) -- Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2023 fiscal second quarter.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the three months ended and as of August 31, 2022	For the three months ended and as of May 31, 2022	For the three months ended and as of August 31, 2021
	($ in thousands except per share)
AUM	954,664	894,533	666,097
NAV	337,213	345,236	324,112
NAV per share	28.27	28.69	28.97
Investment Income	21,853	18,679	18,442
Net Investment Income per share	0.64	0.66	0.57
Adjusted Net Investment Income per share	0.58	0.53	0.63
Earnings per share	0.08	(0.12)	0.71
Dividends per share (declared)	0.54	0.53	0.52
Return on Equity – last twelve months	4.8%	6.9%	14.4%
– annualized quarter	1.1%	(1.7)%	9.9%
Originations	140,612	97,198	116,015
Repayments	75,079	10,089	134,846

“This quarter we continued to see significant market volatility, resulting from increasing inflation, supply chain constraints, rising rates and global instability,” said Christian L. Oberbeck, Chairman, Chief Executive Officer and President of Saratoga Investment. “During uncertain times such as these, we continue to focus on balance sheet and liquidity strength, and growing our asset base in high quality credits. Following the repayment of our SAK baby bond this quarter, we have $337 million of equity supporting $376 million of long-term and covenant-free non-SBIC debt, $234 million of long-term covenant free SBIC debentures and $25 million of long-term revolving borrowings. In addition, we recently received approval for a third SBIC license, which currently adds an additional $107 million to our available liquidity base. While the third license allows for an additional $175 million of SBA debentures, there is a limitation of $350 million total outstanding debentures across all three of our SBIC licenses. In addition to the liquidity from SBIC III, we have an additional $38 million cash and other liquidity available to support our existing portfolio companies and finance new opportunities. When deployed, we expect this capital to be highly accretive to earnings. Our quarterly results include LTM return on equity of 4.8%, adjusted NII per share of $0.58 and NAV per share of $28.27. This quarter, NAV per share decreased by $0.42 per share, or 1.5% from last quarter, which primarily reflects the impact of widening market spreads on the core portfolio and the volatility being experienced in the broadly syndicated loan market. In August, our Board of Directors decided to increase our quarterly dividend level by $0.01 and declared a $0.54 per share dividend for the quarter ended August 31, 2022.”

“Our primary focus is to remain prudent and discerning in terms of new commitments in the current environment, something we focused on extensively throughout the quarter. We continue to bring new platform investments into the portfolio, with investments in six new companies added this fiscal quarter, in addition to nine follow-on investments in existing borrowers with strong business models and balance sheets. Originations this quarter totaled $141 million invested, with $75 million of repayments, continuing our recent experience of high net originations. Our credit quality for this quarter remained high at 96% of credits rated in our highest category, with one credit on non-accrual. With 83% of our investments at quarter-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we believe our portfolio is well structured for future economic conditions and uncertainty. Importantly, our interest-earning portfolio is 98% floating rate debt with all our investments above their floors at quarter-end, and so Saratoga is a beneficiary of the recent significant and continuing interest rate increases, further supported by the largely (more than 95%) fixed rates on our non-CLO liabilities. The beginnings of these benefits emerged in Q2 with our core BDC portfolio yield increasing 140 basis points from 8.5% last quarter to 9.9% this quarter, with the full impact of the rising rate environment through today still not yet reflected in our full quarter earnings.”

“As we progress in this challenging environment, we remain confident in our experienced management team, high underwriting standards and ability to steadily grow portfolio size and maintain quality and investment performance over the long-term.”

Discussion of Financial Results for the Quarter ended August 31, 2022:

As of August 31, 2022, Saratoga Investment’s assets under management (“AUM”) was $954.7 million, an increase of 43.3% from $666.1 million as of August 31, 2021, and an increase of 6.7% from $894.5 million as of May 31, 2022. The quarterly increase consists of $140.6 million in originations, offset by $75.1 million of repayments and amortizations, reflecting both continued strong pace of originations as well as the ongoing lumpy nature of repayments. In addition, during the second quarter the fair value of the portfolio decreased by $5.3 million of net realized gains and unrealized depreciation, driven primarily by the impact of changes to market spreads, EBITDA multiples and/or revised portfolio company performance on the quarter-end valuations of the core portfolio. In addition, the decrease also reflected the current pricing and liquidity in the broadly syndicated loan market that impacted the investments in the CLO and Joint Venture (“JV”). Saratoga Investment’s portfolio remains strong, with 83.0% of the portfolio in first liens, and a continued high level of investment quality in loan investments, with 95.6% of its loans this quarter at its highest internal rating. Saratoga Investment’s portfolio has a fair value that is only 0.1% below its cost basis. This fiscal quarter’s originations include six investments in new platforms, and nine follow-ons in existing portfolio companies, including drawdowns on committed facilities. Since Saratoga Investment took over the management of the BDC, $836 million of repayments and sales of investments originated by Saratoga Investment have generated a gross unlevered IRR of 16.4%.

For the quarter ended August 31, 2022, total investment income of $21.9 million increased by $3.5 million, or 18.5%, when compared to $18.4 million for the quarter ended August 31, 2021. This quarter’s investment income was generated from an investment base that has grown by 43.3% since last year, with the AUM increase further assisted by higher interest rates, with the weighted average current coupon on non-CLO BDC investments increasing from 9.0% to 9.9% year-over-year. Total investment income increased by $3.2 million, or 17.0%, when compared to $18.7 million for the quarter ended May 31, 2022, primarily due to the 6.7% increase in AUM quarter-over-quarter, combined with the increase in the current coupon on non-CLO BDC investments from 8.5% to 9.9%, reflecting the current rising rate environment.

As compared to the quarter ended August 31, 2021, adjusted net investment income was relatively unchanged at $7.0 million for both quarters. The increase in investment income was offset by increased base management fees and increased interest expense resulting from the various new Notes Payable and SBA debentures issued during the past year and quarter, with the benefit of higher rates on AUM not yet fully reflected in interest income, while the cost of higher-rate debt already is fully included in interest expense. As compared to the quarter ended May 31, 2022, adjusted net investment income increased $0.6 million, or 8.8%, from $6.4 million, reflecting the partial impact of higher interest rates.

Total expenses for the quarter ended August 31, 2022, excluding interest and debt financing expenses, base management fees and incentive fees and income and excise taxes, was $1.6 million, as compared to $1.8 million for the quarter ended August 31, 2021 and $2.0 million for the quarter ended May 31, 2022. This represented 0.8% of average total assets on an annualized basis, down from 1.1% last year and down from 0.9% last quarter.

Net investment income on a weighted average per share basis was $0.64 for the quarter ended August 31, 2022. Adjusted for the incentive fee accrual related to net capital gains and the interest expense on the SAK baby bond during the period that the SAT baby bond was issued and outstanding, the net investment income on a weighted average per share basis was $0.58. This compares to adjusted net investment income per share of $0.63 and $0.53 for the quarters ended August 31, 2021, and May 31, 2022, respectively. The weighted average common shares outstanding of 12.0 million this quarter increased from 11.2 million for the quarter ended August 31, 2021, and decreased from 12.1 million for the quarter ended May 31, 2022.

Net investment income yield as a percentage of average net asset value (“Net Investment Income Yield”) was 9.0% for the quarter ended August 31, 2022. Adjusted for the incentive fee accrual related to net capital gains and the interest expense on the SAK baby bond during the period that the SAT baby bond was issued and outstanding, the Net Investment Income Yield was 8.2%. In comparison, adjusted Net Investment Income Yield was 8.7% and 7.3% for the quarters ended August 31, 2021 and May 31, 2022, respectively.

Net Asset Value (“NAV”) was $337.2 million as of August 31, 2022, an increase of $13.1 million from $324.1 million as of August 31, 2021, and a decrease of $8.0 million from $345.2 million as of May 31, 2022.

●	For the three months ended August 31, 2022, $7.7 million of net investment income and $8.0 million in net realized gains from investments were earned, offset by $13.3 million of net unrealized depreciation on investments, $0.2 million provision for deferred taxes on unrealized appreciation on investments, $1.2 million realized losses on extinguishment of debt and $6.4 million of dividends declared. In addition, $1.1 million of stock dividend distributions were made through the Company’s dividend reinvestment plan (“DRIP”), offset by $3.7 million of shares repurchased.

●	During the quarter ended August 31, 2022, the Company repurchased 153,350 shares at an average price of $24.04, and issued no shares during the quarter.

NAV per share was $28.27 as of August 31, 2022, compared to $28.97 as of August 31, 2021, and $28.69 as of May 31, 2022.

●	For the three months ended August 31, 2022, NAV per share decreased by $0.42 per share, reflecting the $0.64 per share net investment income and $0.03 net accretion from its share repurchase plan and DRIP, offset by the $0.44 per share net realized gains and unrealized depreciation on investments, the $0.02 per share net change in provision for deferred taxes on unrealized appreciation, the $0.10 per share of realized loss on the extinguishment of debt and the $0.53 per share first quarter dividend paid this quarter.

Return on equity for the last twelve months ended August 31, 2022 was 4.8%, down from 14.4% for the comparable period last year.

Earnings per share for the quarter ended August 31, 2022, was $0.08, compared to earnings per share of $0.71 for the quarter ended August 31, 2021, and a loss per share of $0.12 for the quarter ended May 31, 2022.

Investment portfolio activity for the quarter ended August 31, 2022:

●	Cost of investments made during the period: $140.6 million, including investments in six new portfolio companies.

●	Principal repayments during the period: $75.1 million, including three repayments of existing investments, plus amortization.

Additional Financial Information

For the fiscal quarter ended August 31, 2022, Saratoga Investment reported net investment income of $7.7 million, or $0.64 on a weighted average per share basis, net realized and unrealized losses on investments of $5.5 million, or $0.46 on a weighted average per share basis, and net realized losses on extinguishment of debt of $1.2 million, or $0.10 on a weighted average per share basis, resulting in a net increase in net assets from operations of $0.9 million, or $0.08 on a weighted average per share basis. The $5.5 million net loss on investments was comprised of $7.9 million in net realized gains on investments, offset by $13.3 million in net unrealized depreciation on investments, and $0.2 million of deferred tax expense on unrealized appreciation on investments. The $1.2 million realized loss on the extinguishment of debt was generated by the extinguishment of the Company’s $43.1 million SAK baby bond and $18.4 million SBA debentures during this quarter.

The $7.9 million net realized gain on investments represents the realization of the equity of the Company’s PDDS investment. The $13.3 million net unrealized depreciation primarily reflects (i) the $8.0 million reversal of previously recognized depreciation on the Company’s PDDS investment, (ii) the $1.2 million unrealized depreciation on the Company’s CLO and JV equity investment, reflecting the volatility in the broadly syndicated loan market as of the end of quarter-end, (iii) the $1.9 million unrealized depreciation on the Company’s Pepper Palace investments, primarily reflecting company performance, (iv) the $1.2 million unrealized depreciation on the Company’s Zollege investments, primarily reflecting company performance, and (v) approximately $3.6 million net unrealized depreciation across the portfolio reflecting the impact of changing market spreads, offset by (i) the $2.0 million unrealized appreciation on the Company’s Artemis Wax investments, and (ii) approximately $0.6 million net unrealized appreciation across the remainder of the portfolio reflecting company performance.

This is compared to the fiscal quarter ended August 31, 2021, with net investment income of $6.4 million, or $0.57 on a weighted average per share basis, net realized and unrealized gains on investments of $3.1 million, or $0.28 on a weighted average per share basis, and realized loss on extinguishment of debt of $1.6 million, or $0.14 on a weighted average per share basis, resulting in a net increase in net assets from operations of $7.9 million, or $0.71 on a weighted average per share basis.

Portfolio and Investment Activity

As of August 31, 2022, the fair value of Saratoga Investment’s portfolio was $954.7 million (excluding $12.6 million in cash and cash equivalents), principally invested in 51 portfolio companies and one collateralized loan obligation fund (the “CLO”) and one joint venture fund (the “JV”). The overall portfolio composition consisted of 83.0% of first lien term loans, 2.5% of second lien term loans, 1.8% of unsecured term loans, 3.4% of subordinated notes in a CLO and 9.3% of common equity.

For the fiscal quarter ended August 31, 2022, Saratoga Investment invested $140.6 million in six new portfolio companies with nine follow-on investments in existing portfolio companies and had $75.1 million in aggregate amount of three repayments plus amortizations, resulting in net originations of $65.5 million for the quarter.

As of August 31, 2022, the weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 9.0%, which was comprised of a weighted average current yield of 10.1% on first lien term loans, 7.9% on second lien term loans, 9.8% on unsecured term loans, 8.9% on CLO subordinated notes and 0.0% on equity interests.

Liquidity and Capital Resources

On September 29, 2022, the Company announced that it received notification from the Small Business Administration (the “SBA”) that the Company’s application for a third Small Business Investment Company (“SBIC”) license has been approved. The new SBIC license will provide up to $175 million in additional long-term capital in the form of SBA-guaranteed debentures, subject to the issuance of a leverage commitment by the SBA. Under current SBIC regulations, for two or more SBICs under common control, the maximum amount of outstanding SBA debentures cannot exceed $350.0 million with at least $175.0 million in combined regulatory capital.

On September 8, 2022, the Company entered into the Second Supplemental Notes Purchase Agreement (the “Second Supplemental Agreement”) governing the issuance of its 7.00% Notes due 2025 (the “7.00% 2025 Notes”) in the aggregate principal amount of $12.0 million to an institutional investor (the “Purchaser”) in a private placement. In addition, pursuant to the Second Supplement Agreement, upon the mutual agreement of the Company and the Purchaser, the Purchaser may purchase from the Company up to an additional $8.0 million in aggregate principal amount of the 7.00% 2025 Notes by September 30, 2022, which did not occur. The 7.00% 2025 Notes were delivered and paid for on September 8, 2022. Upon the issuance of the 7.00% 2025 Notes, the outstanding aggregate principal amount of the Company’s unsecured notes held by the Purchaser in various private placements collectively, is $27.0 million.

As of August 31, 2022, Saratoga Investment had $25.0 million in outstanding borrowings under its $50 million senior secured revolving credit facility with Encina. At the same time, Saratoga Investment had $67.7 million SBA debentures in its SBIC I license outstanding, $166.0 million in SBA debentures in its SBIC II license outstanding, $0.0 million in SBA debentures in its SBIC III license outstanding, $105.5 million of listed baby bonds issued, $250.0 million of unsecured unlisted institutional bond issuances, three unlisted issuances of $20.0 million in total, and an aggregate of $12.6 million in cash and cash equivalents.

On June 14, 2022, the Company caused notices to be issued to the holders of its 7.25% Notes due 2025 (the “SAK Notes”) regarding the Company’s exercise of its option to redeem, in whole, the issued and outstanding SAK Notes. The Company redeemed the full $43.125 million in aggregate principal amount of the issued and outstanding SAK Notes on July 14, 2022 (the “Redemption Date”). The SAK Notes were redeemed at 100% of their principal amount ($25 per Note), plus the accrued and unpaid interest thereon, through, but excluding, the Redemption Date.

With $25.0 million available under the credit facility and $12.6 million of cash and cash equivalents as of August 31, 2022, Saratoga Investment has a total of $37.6 million of undrawn borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies in the BDC. In addition, Saratoga Investment has $9.0 million in undrawn SBA debentures from its SBIC II license to finance new SBIC-eligible portfolio companies and support existing SBIC II investments, and $107.3 million in undrawn SBA debentures from its recently approved SBIC III license. Availability under the Encina credit facility can change depending on portfolio company performance and valuation. In addition, certain follow-on investments in SBIC I and the BDC will not qualify for SBIC II or III funding. Overall outstanding SBIC debentures is limited to $350.0 million across all three SBIC licenses. As of quarter-end, Saratoga Investment had $37.8 million of committed undrawn lending commitments and $52.9 million of discretionary funding commitments.

On July 30, 2021, Saratoga Investment entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc. and Compass Point Research and Trading, LLC, through which Saratoga Investment may offer for sale, from time to time, up to $150.0 million of common stock through an ATM offering. As of August 31, 2022, the Company sold 4,840,361 shares for gross proceeds of $124.0 million at an average price of $25.61 for aggregate net proceeds of $122.4 million (net of transaction costs). During the three and six months ended August 31, 2022, there were no shares sold pursuant to the equity distribution agreement with the Agents.

Dividend

On August 29, 2022, Saratoga Investment announced that its Board of Directors declared a quarterly dividend of $0.54 per share for the fiscal quarter ended August 31, 2022, paid on September 29, 2022, to all stockholders of record at the close of business on September 14, 2022.

The Company previously declared in fiscal 2023 a quarterly dividend of $0.53 per share for the quarter ended May 31, 2022. During fiscal 2022, the Company declared a quarterly dividend of $0.53 per share for the quarters ended February 28, 2022 and November 30, 2021, $0.52 per share for the quarter ended August 31, 2021, $0.44 per share for the quarter ended May 31, 2021 and $0.43 per share for the quarter ended February 28, 2021. During fiscal year 2021, the Company declared a quarterly dividend of $0.42 per share for the quarter ended November 30, 2020, $0.41 per share for the quarter ended August 31, 2020 and $0.40 per share for the quarter ended May 31, 2020.

Shareholders have the option to receive payment of dividends in cash or receive shares of common stock, pursuant to the Company’s DRIP.

Share Repurchase Plan

In fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. During fiscal year 2017, the share repurchase plan was increased to 600,000 shares of common stock, and during fiscal years 2018 through 2022, this share repurchase plan was extended for another year at the same level of approval, currently through January 15, 2023. On May 4, 2020, the Board of Directors increased the share repurchase plan to 1.3 million shares of common stock.

As of August 31, 2022, the Company purchased 803,962 shares of common stock, at the average price of $21.47 for approximately $17.3 million pursuant to the Share Repurchase Plan. During the three months ended August 31, 2022, the Company purchased 153,350 shares of common stock, at the average price of $24.04 for approximately $3.7 million pursuant to the Share Repurchase Plan.

2023 Fiscal Second Quarter Conference Call/Webcast Information

When:	Wednesday, October 5, 2022

10:00 a.m. Eastern Time (ET)

How:	Webcast: Interested parties may access a live webcast of the call and find the Q2 2023 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, Saratoga events and presentations. A replay of the webcast will also be available for a limited time at Saratoga events and presentations.

Call: To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally-managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment Corp. owns three SBIC-licensed subsidiaries, manages a $650 million collateralized loan obligation (“CLO”) fund and co-manages a joint venture (“JV”) fund that owns a $400 million collateralized loan obligation (“JV CLO”) fund, once closed.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, 87.5% of both the unsecured loans and membership interests of the JV and 87.5% of the Class E notes of the JV CLO, once closed. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including but not limited to the impact of the COVID-19 pandemic and the pandemic’s impact on the U.S. and global economy, as well as those described from time-to-time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Saratoga Investment Corp. undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	August 31, 2022	February 28, 2022
	(unaudited)
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $776,527,328 and $654,965,044,respectively)	$775,408,041	$668,358,516
Affiliate investments (amortized cost of $80,445,967 and $46,224,927, respectively)	85,623,204	48,234,124
Control investments (amortized cost of $98,963,250 and $95,058,356, respectively)	93,632,423	100,974,715
Total investments at fair value (amortized cost of $955,936,545 and $796,248,327, respectively)	954,663,668	817,567,355
Cash and cash equivalents	3,068,165	47,257,801
Cash and cash equivalents, reserve accounts	9,579,226	5,612,541
Interest receivable (net of reserve of $1,181,633 and $0, respectively)	5,019,691	5,093,561
Due from affiliate (See Note 7)	17,670	90,968
Management fee receivable	363,552	362,549
Other assets	255,445	254,980
Current Tax Receivable	64,638	-
Total assets	$973,032,055	$876,239,755

LIABILITIES
Revolving credit facility	$25,000,000	$12,500,000
Deferred debt financing costs, revolving credit facility	(960,415)	(1,191,115)
SBA debentures payable	233,660,000	185,000,000
Deferred debt financing costs, SBA debentures payable	(5,259,305)	(4,344,983)
7.25% Notes Payable 2025	-	43,125,000
Deferred debt financing costs, 7.25% notes payable 2025	-	(1,078,201)
7.75% Notes Payable 2025	5,000,000	5,000,000
Deferred debt financing costs, 7.75% notes payable 2025	(156,726)	(184,375)
4.375% Notes Payable 2026	175,000,000	175,000,000
Premium on 4.375% notes payable 2026	979,272	1,086,013
Deferred debt financing costs, 4.375% notes payable 2026	(2,970,717)	(3,395,435)
4.35% Notes Payable 2027	75,000,000	75,000,000
Discount on 4.35% notes payable 2027	(441,527)	(499,263)
Deferred debt financing costs, 4.35% notes payable 2027	(1,549,296)	(1,722,908)
6.25% Notes Payable 2027	15,000,000	15,000,000
Deferred debt financing costs, 6.25% notes payable 2027	(380,308)	(416,253)
6.00% Notes Payable 2027	105,500,000	-
Discount on 6.00% notes payable 2027	(174,486)	-
Deferred debt financing costs, 6.00% notes payable 2027	(3,227,625)	-
Base management and incentive fees payable	9,529,363	12,947,025
Deferred tax liability	1,710,315	1,249,015
Accounts payable and accrued expenses	1,188,574	799,058
Current income tax payable	-	2,820,036
Interest and debt fees payable	3,073,477	2,801,621
Directors fees payable	108,932	70,000
Due to manager	189,252	263,814
Excise tax payable	-	630,183
Total liabilities	635,818,780	520,459,232

Commitments and contingencies

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 11,927,238 and 12,131,350 common shares issued and outstanding, respectively	11,927	12,131
Capital in excess of par value	322,832,986	328,062,246
Total distributable earnings (deficit)	14,368,362	27,706,146
Total net assets	337,213,275	355,780,523
Total liabilities and net assets	$973,032,055	$876,239,755
NET ASSET VALUE PER SHARE	$28.27	$29.33

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	August 31, 2022	August 31, 2021
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$16,197,470	$11,298,024
Affiliate investments	1,322,501	936,508
Control investments	1,513,666	2,059,101
Payment-in-kind interest income:
Non-control/Non-affiliate investments	85,746	710,329
Affiliate investments	29,167	-
Control investments	84,220	109,971
Total interest from investments	19,232,770	15,113,933
Interest from cash and cash equivalents	34,435	1,071
Management fee income	817,024	814,622
Dividend Income*	212,688	658,881
Structuring and advisory fee income	1,408,086	1,038,250
Other income*	147,843	814,926
Total investment income	21,852,846	18,441,683

OPERATING EXPENSES
Interest and debt financing expenses	7,922,025	5,184,184
Base management fees	4,104,105	3,002,097
Incentive management fees expense (benefit)	589,840	2,018,163
Professional fees	368,165	460,753
Administrator expenses	772,917	712,500
Insurance	90,226	86,318
Directors fees and expenses	110,000	100,500
General and administrative	299,445	453,225
Income tax expense (benefit)	(101,891)	30,682
Total operating expenses	14,154,832	12,048,422
NET INVESTMENT INCOME	7,698,014	6,393,261

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	7,943,838	1,641,462
Control investments	-	(139,867)
Net realized gain (loss) from investments	7,943,838	1,501,595
Income tax (provision) benefit from realized gain on investments	-	(448,883)
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(13,878,470)	2,256,932
Affiliate investments	2,600,434	2,681,640
Control investments	(1,980,420)	(1,562,033)
Net change in unrealized appreciation (depreciation) on investments	(13,258,456)	3,376,539
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(230,154)	(1,328,711)
Net realized and unrealized gain (loss) on investments	(5,544,772)	3,100,540
Realized losses on extinguishment of debt	(1,204,809)	(1,552,140)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$948,433	$7,941,661

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.08	$0.71
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,963,276	11,175,436

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the six months ended
	August 31, 2022	August 31, 2021
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$30,048,616	$22,534,761
Affiliate investments	2,372,649	1,277,020
Control investments	3,059,796	3,914,086
Payment-in-kind interest income:
Non-control/Non-affiliate investments	171,427	887,095
Affiliate investments	29,167	-
Control investments	157,441	187,646
Total interest from investments	35,839,096	28,800,608
Interest from cash and cash equivalents	35,152	1,593
Management fee income	1,632,988	1,632,854
Incentive fee income	-	-
Dividend Income*	512,817	1,057,498
Structuring and advisory fee income	2,259,814	2,340,125
Other income*	252,111	1,424,995
Total investment income	40,531,978	35,257,673

OPERATING EXPENSES
Interest and debt financing expenses	14,793,538	9,525,096
Base management fees	7,906,168	5,761,005
Incentive management fees expense (benefit)	(1,314,145)	7,280,699
Professional fees	785,490	967,814
Administrator expenses	1,522,917	1,406,250
Insurance	177,536	172,636
Directors fees and expenses	220,000	192,500
General and administrative	966,861	943,876
Income tax expense (benefit)	(200,623)	58,601
Excise tax expense (credit)	-	-
Other expense	-	-
Total operating expenses	24,857,742	26,308,477
NET INVESTMENT INCOME BEFORE INCOME TAXES	15,674,236	8,949,196
Income tax expense, including excise tax	-
NET INVESTMENT INCOME	15,674,236	8,949,196

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	8,106,347	3,551,605
Affiliate investments	-	-
Control investments	-	(139,867)
Net realized gain (loss) from investments	8,106,347	3,411,738
Income tax (provision) benefit from realized gain on investments	69,250	(448,883)
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(14,512,759)	8,772,357
Affiliate investments	3,168,040	4,677,451
Control investments	(11,247,186)	6,739,309
Net change in unrealized appreciation (depreciation) on investments	(22,591,905)	20,189,117
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(592,105)	(1,558,855)
Net realized and unrealized gain (loss) on investments	(15,008,413)	21,593,117
Realized losses on extinguishment of debt	(1,204,809)	(1,552,140)
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(538,986)	$28,990,173

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(0.04)	$2.59
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	12,037,855	11,172,787

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. In addition, adjusted net investment income also excludes the interest expense and amortization of deferred financing costs related to the SAK Notes during the period while the 6.00% 2027 Notes were already issued and outstanding. Both these expenses are directly attributable to the issuance of the 6.00% 2027 Notes and the subsequent repayment of the SAK Notes, and are deemed to be non-recurring in nature and not representative of the operations of Saratoga Investment. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the three and six months ended August 31, 2022 and August 31, 2021.

	For the Three Months Ended
	August 31, 2022	August 31, 2021

Net Investment Income	$7,698,014	$6,393,261
Changes in accrued capital gains incentive fee expense/(reversal)	(1,068,406)	335,237
Interest expense on SAK Notes during the period	329,921	274,439
Adjusted net investment income	$6,959,529	$7,002,937

Net investment income yield	9.0%	7.9%
Changes in accrued capital gains incentive fee expense/(reversal)	(0.9)%	0.5%
Interest expense on SAK Notes during the period	0.1%	0.3%
Adjusted net investment income yield (1)	8.2%	8.7%

Net investment income per share	$0.64	$0.57
Changes in accrued capital gains incentive fee expense/(reversal)	(0.09)	0.04
Interest expense on SAK Notes during the period	0.03	0.02
Adjusted net investment income per share (2)	$0.58	$0.63

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.

	For the Six Months Ended
	August 31, 2022	August 31, 2021

Net Investment Income	$15,674,236	$8,949,196
Changes in accrued capital gains incentive fee expense/(reversal)	(2,972,391)	4,033,357
Interest expense on SAK Notes during the period	655,305	274,439
Adjusted net investment income	$13,357,150	$13,256,992

Net investment income yield	9.1%	5.7%
Changes in accrued capital gains incentive fee expense/(reversal)	(1.6)%	2.5%
Interest expense on SAK Notes during the period	0.2%	0.2%
Adjusted net investment income yield (1)	7.7%	8.4%

Net investment income per share	$1.30	$0.80
Changes in accrued capital gains incentive fee expense/(reversal)	(0.24)	0.37
Interest expense on SAK Notes during the period	0.05	0.02
Adjusted net investment income per share (2)	$1.11	$1.19

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.